Exhibit 10.2

RETENTION AGREEMENT
BETWEEN
CHECKFREE CORPORATION
AND

RETENTION AGREEMENT

1. Certain Definitions	1

2. Change in Control	2

3. Acceleration of Incentive Awards	3

4. Employment Period	3

5. Terms of Employment	3

(a) Position and Duties	3

(b) Compensation	4

6. Termination of Employment	5

(a) Death or Disability	5

(b) Cause	6

(c) Good Reason	6

(d) Notice of Termination	7

(e) Date of Termination	8

7. Obligations of the Company upon Termination	8

(a) Termination by Executive for Good Reason; Termination by the Company other than for Cause or Disability	8

(b) Death or Disability	9

(c) Cause; Other than for Good Reason	9

8. Non-exclusivity of Rights	9

9. Full Settlement; No Mitigation	9

10. Costs of Enforcement	10

11. Certain Additional Payments by the Company	10

12. Successors	12

13. Code Section 409A	13

14. Miscellaneous	14

(a) Governing Law	14

(b) Captions	14

(c) Amendments	14

(d) Notices	14

(e) Severability	14

(f) Withholding	14

(g) Waivers	14

(h) Status Before and After Change in Control Date	14

(i) Indemnification	15

(j) Related Agreements	15

(k) Action by the Company or the Board	15

(k) Counterparts	15

ii

RETENTION AGREEMENT
     AGREEMENT by and between CheckFree Corporation, a Delaware corporation (the “Company”) and                      (“Executive”), dated as of the ___day of ___, 2007.
     The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a threatened or pending Change in Control and to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Certain Definitions.
          (a) The “Change in Control Date” shall mean the first date during the Protection Period (as defined in Section l(b)) on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if Executive’s employment with the Company is terminated (either by the Company without Cause or by Executive for Good Reason, as provided later in this Agreement) within six (6) months prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.
          (b) The “Protection Period” shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Protection Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the Protection Period shall not be so extended.

          (c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations, as applicable.
     2. Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:
          (a) individuals who, at the beginning of any twelve-month period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board during such period, provided that any person becoming a director during such period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Exchange Act of 1934, as amended (“Exchange Act”), and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
          (b) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 30% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); or
          (c) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company

Voting Securities, as the case may be, and (B) no person (other than (i) the Company or any subsidiary of the Company, (ii) the Surviving Corporation or its ultimate parent corporation, or (iii) any employee benefit plan or related trust sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 30% or more of the total common stock or 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).
     3. Acceleration of Incentive Awards. In the event that a Change in Control occurs during the Protection Period, all then-outstanding equity awards issued to Executive pursuant to the Company’s incentive plans shall become immediately and fully vested and exercisable, and/or all restrictions thereon shall lapse, notwithstanding any contrary waiting or vesting periods specified in the Company’s incentive plans or the applicable award agreement.
     4. Employment Period. The Company hereby agrees to continue Executive in its employ (or in the employ of CheckFree Services Corporation, as the case may be, the actual employing company being referred to herein as the “Employer”), and Executive hereby agrees to remain in the employ of the Employer subject to the terms and conditions of this Agreement, for the period commencing on the Change in Control Date and ending eighteen months following such date (the “Employment Period”).
     5. Terms of Employment.
          (a) Position and Duties.
               (i) During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities with the Company shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change in Control Date, and (B) Executive’s services shall be performed at the location where Executive was employed immediately preceding the Change in Control Date or any office or location less than 50 miles from such location.
               (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Employer in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Change in Control Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Change in Control Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Employer.
          (b) Compensation.
               (i) Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) at a rate at least equal to the rate of base salary in effect on the date of this Agreement or, if greater, on the Change in Control Date, paid or payable (including any base salary which has been earned but deferred) to Executive by the Company and its affiliated companies. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to Executive prior to the Change in Control Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
               (ii) Annual Bonus. In addition to Annual Base Salary, Executive shall be awarded for each fiscal year ending during the Employment Period an annual target bonus opportunity in cash at least equal to Executive’s target bonus opportunity for the last full fiscal year prior to the Change in Control Date (annualized in the event that Executive was not employed for the whole of such fiscal year) (the “Target Annual Bonus”).
               (iii) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change in Control Date or if more favorable to Executive, those provided generally at any time after the Change in Control Date to other peer executives of the Company and its affiliated companies.

               (iv) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s eligible dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120-day period immediately preceding the Change in Control Date or, if more favorable to Executive, those provided generally at any time after the Change in Control Date to other peer executives of the Company and its affiliated companies.
               (v) Expenses, Fringe Benefits and Paid Time Off. During the Employment Period, Executive shall be entitled to expense reimbursement, fringe benefits and paid time off in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive at any time during the 120-day period immediately preceding the Change in Control Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     6. Termination of Employment.
          (a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Employer determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Employer shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” has the meaning assigned such term in the Company’s long-term disability plan, from time to time in effect. In the absence of such a plan, “Disability” shall mean the inability of Executive, as determined by the Employer, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental impairment that has lasted (or can reasonably be expected to last) for a period of 12 consecutive months. At the request of Executive or his personal representative, the Employer’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or his personal representative, and the Employer. Failing such independent certification (if so requested by Executive), Executive’s termination shall be deemed a termination by the Employer without Cause and not a termination by reason of his Disability.

          (b) Cause. The Employer may terminate Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
               (i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by Board which specifically identifies the manner in which such Board believes that Executive has not substantially performed Executive’s duties;
               (ii) the conviction of Executive of any criminal act that constitutes a felony or that involves fraud, theft, misappropriation, embezzlement, or dishonesty;
               (iii) material breach by Executive of the Company’s written code of conduct or code of ethics; or
               (iv) conduct by Executive in Executive’s service with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith;
provided, however, that in the case of clauses (i), (iii) and (iv) above, such conduct shall not constitute Cause unless the Employer shall have delivered to Executive notice setting forth with specificity (x) the conduct deemed to qualify as Cause, (y) reasonable action, if any, that would remedy such objection, and (z) if such conduct is of a nature that may be remedied, a reasonable time (not less than thirty (30) days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action to the satisfaction of the Board or the Compensation Committee of the Board within such specified reasonable time.
          (c) Good Reason. Executive’s employment may be terminated by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the written consent of Executive:
               (i) a diminution in Executive’s Base Salary and Target Annual Bonus, as in effect immediately prior to the Change in Control Date, as the same may be increased from time to time;
               (ii) a diminution in Executive’s annual long-term incentive awards, as compared to the last annual grant of long-term incentive awards to Executive occurring prior to the Change in Control Date, measured with respect to the grant date value of such awards;
               (iii) a diminution in the Executive’s authority, duties, or responsibilities (including a diminution due to the change in Executive’s duties or responsibilities resulting from the Company or its successor becoming a private company), or the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report (including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board or a committee of the Board), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;
               (iv) a material diminution in the budget over which the Executive retains authority;
               (v) the Company’s requiring Executive to be based at any office or location other than as provided in Section 5(a)(i)(B) hereof; or
               (vi) any other action or inaction that constitutes a material breach of this Agreement by the Company following the Change in Control Date.
          Good Reason shall not include Executive’s death or Disability. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Employer, within 90 days of the occurrence of the first event giving rise to Good Reason, written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than 30 days and not more than 60 days) within which the Employer may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. Executive’s separation for Good Reason must occur within two years following the initial occurrence of an event giving rise to Good Reason. In the event of a separation following such two-year period, no “Good Reason” shall be deemed to exist.
          (d) Notice of Termination. Any termination by the Employer or Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(d) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Employer, respectively, hereunder or preclude Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Employer’s rights hereunder.

          (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination, which may not be less than 60 days after the date of delivery of the Notice of Termination; provided that the Employer may specify any earlier Date of Termination, (ii) if the Executive’s employment is terminated by the Employer for Cause, the date specified in the Notice of Termination, which in the case of a termination for Cause as defined in Section 6(b) may not be less than 30 days after the date of delivery of the Notice of Termination, (iii) if the Executive’s employment is terminated by the Employer other than for Cause or Disability, the Date of Termination shall be the date on which the Employer notifies the Executive of such termination or any later date specified in such notice, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
     7. Obligations of the Company upon Termination. The payments and provision of benefits under this Section 7 shall be subject to Section 13 of this Agreement.
          (a) Termination by Executive for Good Reason; Termination by the Company other than for Cause, Death or Disability. If, during the Employment Period the Employer shall terminate Executive’s employment other than for Cause, death or Disability, or Executive shall terminate employment for Good Reason, then:
               (i) the Company shall pay to Executive in a single lump sum cash payment within 30 days after the Date of Termination, the aggregate of the following amounts:
                    A. the sum of (1) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and
                    B. a severance payment (the “Severance Payment”) equal to two times the sum of Executive’s Annual Base Salary and Target Annual Bonus for the year in which the Date of Termination occurs; and
               (ii) subject to Section 13 hereof, if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then during the period that Executive is entitled to such coverage under COBRA (the “Coverage Period”), the Company shall pay the excess of (i) the COBRA cost of such coverage, over (ii) the amount that Executive would have had to pay for such coverage if he had remained employed during the Coverage Period and paid the active employee rate for such coverage, provided, however, that the cost so paid on behalf of Executive by the Company will be deemed taxable income to Executive to the extent required by law, and provided, further, that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay the cost of health coverage as described herein shall cease, except as otherwise provided by law; and
               (iii) subject to Section 13 and 14(j) hereof, to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
          (b) Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than the obligation to pay the Accrued Benefits. Executive or Executive’s estate and/or beneficiaries shall be entitled to receive benefits under such plans, programs, practices and policies relating to death or disability benefits, if any, and any Other Benefits (as defined in Section 7(a)(iii) hereof) as are applicable to Executive on the Date of Termination, in each case to the extent then unpaid.
          (c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to Executive under this Agreement other than the obligation to pay the Accrued Benefits. Executive shall be entitled to receive any Other Benefits (as defined in Section 7(a)(iii) hereof) as are applicable to Executive on the Date of Termination, to the extent then unpaid.
     8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 14(j), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
     9. Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.
     10. Costs of Enforcement. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to prompt reimbursement of all reasonable legal fees and expenses incurred by him in enforcing or establishing his rights thereunder, whether suit be brought or not, and whether or not incurred in arbitration, trial, bankruptcy or appellate proceedings, but only if and to the extent Executive is successful in asserting such rights. In addition, subject to Section 11 hereof, Executive shall be entitled to prompt reimbursement of all reasonable legal fees and expenses, if any, incurred by him in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder. All such payments shall be made within 10 business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company may reasonably require, but in no event shall any such payment be made later than the last day of the Executive’s tax year following the Executive’s tax year in which the expense was incurred. Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 10 shall be limited to expenses incurred during Executive’s lifetime, and the amount of expenses eligible for reimbursement during Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Executive’s right to reimbursement pursuant to this Section 10 shall not be subject to liquidation or exchange for another benefit.
     11. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up

Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to Executive within five business days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but no later than December 31 of the year after the year in which Executive remits the Excise Tax.
          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     12. Successors.
          (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     13. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
          (a) if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and
          (b) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six- month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.
     For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

     14. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
          (b) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
          (c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	the address set forth below under Executive’s signature

If to the Company:	CheckFree Corporation 4411 East Jones Bridge Road Norcross, Georgia 30092 Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and the Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.
          (f) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (g) Waivers. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (h) Status Before and After Change in Control Date. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, subject to Section 1(a) hereof, Executive’s employment and/or this Agreement may be terminated by either Executive or the Company at any time prior to the Change in Control Date, in which case Executive shall have no further rights under this Agreement. From and after the Change in Control Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, except as otherwise provided in Section 14(j) hereof.
          (i) Indemnification. Executive shall be entitled to the benefits of the indemnity provided by the Company’s certificate of incorporation and bylaws, by agreement, or otherwise immediately prior to Change in Control Date, or any greater rights to indemnification thereafter provided to executive officers of the Company, and any subsequent changes to the certificate of incorporation, bylaws, agreement, or otherwise reducing the indemnity granted to such Executive shall not affect the rights granted hereunder. The Company may not reduce these indemnity benefits confirmed to Executive hereunder without the written consent of Executive.
          (j) Related Agreements. During the Protection Period, this Agreement supersedes all prior written or unwritten severance pay plans, practices or programs offered or established by the Company or the Employer except for rights to severance compensation and severance benefits under individual agreements between the Company and Executive (the “Other Agreements”), which rights shall be deemed to have been satisfied only to the extent that comparable benefits are provided under this Agreement. This Section 14(j) is intended to avoid duplication of payments and benefits under this Agreement and under the Other Agreements, and this Section shall be interpreted as being intended to ensure that, in circumstances in which the Executive is entitled to severance pay and other benefits under this Agreement and under the Other Agreements, the total severance amounts and value of benefits received by the Executive will be equal to the total amounts and benefits provided under the agreement that provides for the greatest aggregate amounts and benefits, but the Executive shall not be entitled to duplication of such amounts and benefits.
          (k) Action by the Company or the Board. Whenever this Agreement calls for action to be taken by the Company, such action may be taken by the Board or by the Compensation Committee of the Board. Whenever this Agreement calls for action to be taken by the Board, or if the Board takes action on behalf of the Company for purposes of this Agreement, such action shall be taken by a majority vote of the members of the Board, excluding Executive if Executive is then a member of the Board.
          (l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[Executive]

Address:

CHECKFREE CORPORATION

By:

Name:
Title: